UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

FIRST BANKSHARES, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

N/A

2)	Aggregate number of securities to which transaction applies:

N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

4)	Proposed maximum aggregate value of transaction:

N/A

5)	Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

N/A

2)	Form, Schedule or Registration Statement No.:

N/A

3)	Filing Party:

N/A

4)	Date Filed:

N/A

YOUR VOTE IS IMPORTANT!

PLEASE SUBMIT YOUR PROXY TODAY!

September 10, 2009

Dear Shareholder:

We have previously mailed to you proxy materials in connection with the Annual Meeting of Shareholders of First Bankshares, Inc. to be held at our North Suffolk office, 3535 Bridge Road, Suffolk, Virginia, on Tuesday, September 29, 2009 at 3:00 p.m., Eastern Time. At the Annual Meeting, shareholders of First Bankshares will vote on several important matters, including the proposed merger between First Bankshares and Xenith Corporation.

As we announced on May 12, 2009, First Bankshares and Xenith Corporation have entered into a merger agreement that provides for Xenith Corporation to merge with and into First Bankshares. First Bankshares shareholders may elect to retain some or all of their shares in the combined company or to receive $9.23 in cash per share, subject to proration as described in the proxy materials, if the merger is completed.

The First Bankshares board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of First Bankshares and its shareholders. Accordingly, the First Bankshares board of directors unanimously recommends that First Bankshares shareholders vote “FOR” the merger proposal (Proposal I), “FOR” each of Proposals II-VII to amend First Bankshares’ articles of incorporation, “FOR” the election as directors of the nominees named in Proposal VIII and “FOR” the proposal to adjourn or postpone the Annual Meeting, if necessary (Proposal IX).

Approval of the merger requires the affirmative vote of at least a majority of the shares of First Bankshares common stock outstanding. Therefore, a First Bankshares shareholder’s failure to vote or an abstention will have the same effect as a vote against the merger. Please act today to vote your shares.

If you have not already done so, please vote your shares of First Bankshares common stock as promptly as possible. To vote your shares, please submit your proxy by marking, dating and signing the enclosed proxy card and returning it in the postage-paid return envelope provided.

Thank you for your cooperation and continued support.

Sincerely,

Darrell G. Swanigan President and Chief Executive Officer

Additional Information and Where to Find It

First Bankshares, Inc. and Xenith Corporation mailed a definitive joint proxy statement on or about August 31, 2009 to shareholders of both companies describing the proposed merger and seeking approval of the merger. First Bankshares also has filed the definitive joint proxy statement and other relevant documents concerning the proposed merger with the Securities and Exchange Commission (the “SEC”). Before making a voting or investment decision, security holders are urged to read the definitive joint proxy statement and other relevant documents because they contain important information about the proposed merger.

Security holders of First Bankshares may obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. Security holders of First Bankshares may also obtain free copies of these documents by directing a request by telephone or mail to First Bankshares, Inc., P.O. Box 1340, Suffolk, Virginia 23439 (telephone: (757) 934-8200) or by accessing these documents at First Bankshares’ website: http://www.suffolkfirstbanks.com under “Investor Relations/SEC Filings/Documents.” The information on First Bankshares’ website is not, and shall not be deemed to be, a part of this letter or incorporated into other filings made with the SEC.

First Bankshares and Xenith Corporation and certain of their respective directors, executive officers and members of management may be deemed to be participants in the solicitation of proxies from the shareholders of First Bankshares and/or Xenith Corporation in connection with the merger. Information about the directors and executive officers of First Bankshares and Xenith Corporation is set forth in the definitive joint proxy statement filed with the SEC on August 31, 2009. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the definitive joint proxy statement.